Exhibit 4.11
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The definitions of certain capitalized terms used in the following description are set forth below under “— Certain Definitions.” The terms “the Company,” “we,” “our” and “us” refer solely to CNO Financial Group, Inc. and not to its subsidiaries.

CNO Financial Group, Inc. has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, (2) our Series E Preferred Stock and (3) our 5.125% Subordinated Debentures due 2060 (the “Debentures”).

Description of the Company’s Capital Stock

Our amended and restated certificate of incorporation authorizes us to issue 8,000,000,000 shares of common stock, par value $0.01 per share, and 265,000,000 shares of preferred stock, par value $0.01 per share. Of the authorized preferred shares, 2,000,000 are designated as Series E Junior Participating Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”). See “- Preferred Stock” and “-Fourth Amended Rights Agreement” below.

The following description of our capital stock is a summary. You should keep in mind, however, that it is our amended and restated certificate of incorporation, including any certificates of designations that are a part of our amended and restated certificate of incorporation, our amended and restated by-laws, the Fourth Amended Rights Agreement and Delaware law, and not this summary, which define your rights as a security holder. There may be other provisions in these documents that are also important to you. We encourage you to read these documents for additional information.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol "CNO." American Stock Transfer and Trust Company, LLC is the transfer agent and registrar for our common stock. All outstanding shares of common stock are fully paid and non-assessable.

In accordance with our Fourth Amended Rights Agreement (defined below), each of our outstanding shares of common stock has associated with it the right to purchase a one one-thousandth of a share of our Series E Preferred Stock and each share of common stock that we issue prior to the earlier of (i) the date the preferred share purchase rights become exercisable and (ii) the expiration date of the Fourth Amended Rights Agreement, will be issued with an associated preferred share purchase right. See “-Fourth Amended Rights Agreement” below.

Dividends. Except as otherwise provided by Delaware law or our amended and restated certificate of incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise.

Voting. Except as otherwise provided by Delaware law or our amended and restated certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of our stockholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share held by such holder on all matters voted upon by our stockholders.

Notwithstanding the voting rights granted to holders of common stock and preferred stock in our amended and restated certificate of incorporation or in any certificate of designations relating to any preferred stock, the voting rights of any stock held by any holder as of September 10, 2003, the effective date of our predecessor company's plan of reorganization, are automatically reduced with respect to any particular stockholder vote or action by written consent to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any of our direct or indirect insurance company subsidiaries, provided that no such reduction reduces such voting rights, without such holder's written consent:

•by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all stock entitled to vote or consent with respect to such vote or action, or

•to the extent that such holder's acquisition of control or deemed acquisition of control of our direct and indirect insurance company subsidiaries has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries.

Board of Directors. Except as otherwise provided in our amended and restated certificate of incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected in accordance with the procedures and requirements prescribed by our amended and restated by-laws. Our amended and restated by-laws provide that, except in the case of vacancies and newly created directorships resulting from any increase in the total number of directors, each director shall be elected by the vote of the majority of the votes cast (where the number of votes cast "for" a director exceeds the number of votes cast "against" that director) with respect to the directors at any meeting for the election of directors at which a quorum is present, provided that, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Other. Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Except as contemplated by our Fourth Amended Rights Agreement, holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. Shares of our common stock are not subject to calls or assessments.

Preferred Stock

Each of our outstanding shares of common stock has associated with it the right to purchase a one one-thousandth of a share of our Series E Preferred Stock and each share of common stock that we issue prior to the earlier of the date such preferred share purchase rights become exercisable and the expiration date of the Fourth Amended Rights Agreement will be issued with an associated preferred share purchase right. See "- Fourth Amended Rights Agreement" below.

Fourth Amended Rights Agreement

On November 12, 2020 CNO entered into a Fourth Amended and Restated Section 382 Rights Agreement, dated as of November 12, 2020 (as amended, the “Fourth Amended Rights Agreement”), with American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”), which became effective on November 13, 2020. Our board of directors had previously declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock that was paid to the stockholders of record as of the close of business on January 30, 2009 pursuant to that certain Section 382 Rights Agreement, dated as of January 20, 2009 (the “Original Rights Agreement”), which was amended and restated by that certain Amended and Restated Section 382 Rights Agreement, dated

December 6, 2011 (the “First Amended Rights Agreement”), as further amended by the Second Amended and Restated Section 382 Rights Agreement, dated November 13, 2014 (the “Second Amended Rights Agreement”), as further amended by the Third Amended and Restated Section 382 Rights Agreement, dated as of October 3, 2017 (the “Third Amended Rights Agreement”), each between the Company and the Rights Agent.

The Fourth Amended Rights Agreement is intended to help protect the Company's tax net operating loss carryforwards (“NOLs”). Our board of directors may redeem the Rights, as discussed more fully below. The Fourth Amended Rights Agreement is intended to act as a deterrent to any person (other than an Exempted Person or any person who has the status of a Threshold Holder on the date of the Fourth Amended Rights Agreement so long as such person does not increase its ownership above an additional 1% of Company 382 Securities then outstanding) from becoming or obtaining the right to become, a person who or which, together with all affiliates and associates of such person, is the beneficial owner of 4.99% or more of the shares of our common stock or any other class of Company 382 Securities then outstanding (each such person, a “Threshold Holder”), without the approval of our board of directors.

The Rights. Pursuant to the Fourth Amended Rights Agreement, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series E Preferred Stock of the Company at a price of $95.00 per one one-thousandth of a share of Series E Preferred Stock (as the same may be adjusted, the “Purchase Price”). The description and terms of the Rights are as set forth in the Fourth Amended Rights Agreement.

Until the close of business on the earlier of (i) the tenth business day after the first date of a public announcement that a person (other than an Exempted Person or Grandfathered Person) or group of affiliated or associated persons (an “Acquiring Person”) has become a Threshold Holder or (ii) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of commencement of, or the first public announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person (other than an Exempted Person) becoming an Acquiring Person (the earlier of such dates being herein referred to as the “Distribution Date”), the Rights will be evidenced by the shares of our common stock represented by the certificates for our common stock or uncertificated book entry shares outstanding as of the record date, together with a copy of the summary of rights disseminated in connection with the original dividend of Rights.

The Fourth Amended Rights Agreement provides that, until the Distribution Date (or earlier expiration of the Rights), new common stock certificates issued after the record date will contain a notation incorporating the Fourth Amended Rights Agreement by reference and, with respect to any uncertificated book entry shares issued after the record date, proper notice will be provided that incorporates the Fourth Amended Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable only in connection with the transfer of shares of our common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of our common stock (or uncertificated book entry shares) outstanding as of the record date, even without a notation incorporating the Fourth Amended Rights Agreement by reference (or such notice, in the case of uncertificated book entry shares) or a copy of the summary of rights included in connection with the Fourth Amended Rights Agreement, will also constitute the transfer of the Rights associated with the shares of our common stock represented by such certificate or uncertificated book entry shares, as the case may be. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

Certain Definitions

“Approved Acquisition” means (i) any acquisition of Company 382 Securities that would cause a person to qualify as a Threshold Holder and that is approved in advance by our board of directors, or (ii) a conversion (or other exchange) of Company 382 Securities for other Company 382 Securities where such conversion (or other exchange) does not increase the beneficial ownership in the Company by any person for purposes of Section 382 (defined below).

“Company 382 Securities” means our common stock and any other interest that would be treated as "stock" of the Company for purposes of Section 382 of the Internal Revenue Code of 1986 (as amended, the “Code”) (including pursuant to Treasury Regulation Section 1.382-2T(f)(18)) (“Section 382”).

“Exempted Person” means (i) the Company, (ii) any subsidiary of the Company, (in the case of subclauses (i) and (ii) including, without limitation, in its fiduciary capacity), (iii) any employee benefit plan or compensation arrangement of the Company or of any subsidiary of the Company, (iv) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Company 382 Securities to the extent organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plan or for the purpose of funding any such employee benefit plan or compensation arrangement, (v) any person (together with its affiliates and associates) whose status as a Threshold Holder will, in the sole judgment of our board of directors, not jeopardize or endanger the availability to the Company of its NOLs to be used to offset its taxable income in such year or future years (but in the case of any person determined by our board of directors to be an Exempted Person pursuant to this subparagraph (v) only for so long as such person's status as a Threshold Holder continues not to jeopardize or endanger the availability of such NOLs, as determined by our board of directors in its good faith discretion) or (vi) any person who or which would qualify as a Threshold Holder as a result of an Approved Acquisition and, to the extent approved by our board of directors, any person who or which acquires Company 382 Securities from any such person.

“Grandfathered Person” means any person who or which, together with all affiliates and associates of such person, was as on November 13, 2020, the beneficial owner of 4.99% or more of the Company 382 Securities outstanding on such date, unless and until such time as such person after the date of the Fourth Amended Rights Agreement acquires beneficial ownership of additional shares or other interests in Company 382 Securities representing more than 1% of the Company 382 Securities then outstanding. Any Grandfathered Person who, together with all of its affiliates and associates, subsequently becomes the beneficial owner of less than 4.99% of the Company 382 Securities shall cease to be a Grandfathered Person.

Exercisability. The Rights will not be exercisable until the Distribution Date.

Transfer. Any transfer of shares of our common stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights may be transferred other than in connection with the transfer of the underlying shares of our common stock.

Expiration. The Rights are not exercisable until the Distribution Date and will expire at the earliest to occur of (i) the close of business on November 13, 2023, (ii) the close of business on November 12, 2021 if stockholder approval of the Fourth Amended Rights Agreement has not been received by or on such date, (iii) the adjournment of the first annual meeting of the stockholders of the Company following November 13, 2020 if stockholder approval of the Fourth Amended Rights Agreement has not been received prior to such time, (iv) the repeal of Section 382 or any successor statute if our board of directors determines that the Fourth Amended Rights Agreement is no longer necessary for the preservation of tax benefits or (v) the beginning of a taxable year of the Company to which our board of directors determines that no tax benefits may be carried forward (the “Final Expiration Date”), subject to (x) the extension of the Fourth Amended Rights Agreement by our board of directors by the amendment of the Fourth Amended Rights Agreement or (y) the redemption or exchange of the Rights by the Company, as described below.

Adjustments. The Purchase Price payable, and the number of shares of Series E Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series E Preferred Stock, (ii) upon the grant to holders of the Series E Preferred Stock of certain rights or warrants to subscribe for or purchase Series E Preferred Stock at a price, or securities convertible into Series E Preferred Stock with a conversion price, less than the then current market price of the Series E Preferred Stock or (iii) upon the distribution to holders of the Series E Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series E Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The Rights are also subject to adjustment in the event of a stock dividend on our common stock payable in shares of our common stock or subdivisions, consolidations or combinations of our common stock occurring, in any such case, prior to the Distribution Date.

Junior Participating Preferred Stock. Shares of Series E Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series E Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $1 per share and (b) an amount equal to 1,000 times the dividend declared per share of our common stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series E Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate 1,000 times the payment made per share of our common stock. Each share of Series E Preferred Stock will have 1,000 votes, voting together with our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are converted or exchanged, each share of Series E Preferred Stock will be entitled to receive 1,000 times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

In the event that the quarterly dividends or certain other dividends or distributions payable on the Series E Preferred Stock are in arrears, until such accrued and unpaid dividends or distributions are paid, the company may not redeem, purchase or declare and pay dividends on our common stock or preferred stock on parity with the Series E Preferred Stock.

Because of the nature of the Series E Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series E Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of our common stock.

Effects of Triggering Events. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of our common stock and/or other securities or property having a market value of two times the Purchase Price.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our common stock or the occurrence of an event described in the prior paragraph, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of our common stock, or a fractional share of Series E Preferred Stock (or of a share of a similar class or series of the Company's preferred stock having similar rights, preferences and privileges) of equivalent value, per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series E Preferred Stock or our common stock will be issued (other than fractions of Series E Preferred Stock which are integral multiples of one one-thousandth of a share of Series E Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series E Preferred Stock or our common stock on the last trading day prior to the date of exercise.

Redemption. At any time prior to the time an Acquiring Person becomes such, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of adoption of the Fourth Amended Rights Agreement (the “Redemption Price”) payable, at the option of the Company, in cash, shares of our common stock or such other form of consideration as our board of directors shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendments. For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Fourth Amended Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Fourth Amended Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

NOL Protective Amendment to our Certificate of Incorporation

The Fourth Amended Rights Agreement assists in protecting Tax Benefits by acting as a deterrent to any person or group acquiring 4.99% or more of our stock without the approval of the board of directors of the Company (the “Board”), but it does not completely restrict transactions that could adversely affect such Tax Benefits. To address this concern, on May 10, 2019 our stockholders approved an amendment to our amended and restated certificate of incorporation (the “NOL Protective Amendment”). The NOL Protective Amendment seeks to preserve the value of our NOLs by restricting any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if:

•the transferor is a Person who directly or indirectly owns or is deemed to own 4.99% or more of our stock;

•the effect of the transfer would be to increase the direct or indirect ownership of our stock by any Person from less than 4.99% to 4.99% or more of our stock; or

•the effect of the transfer would be to increase the percentage of our stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our stock.

Transfers included under the transfer restrictions include sales to Persons whose resulting percentage ownership (direct or indirect) of stock would exceed the 4.99% thresholds discussed above, or to Persons whose direct or indirect ownership of stock would by attribution cause another Person to exceed such threshold. For purposes of determining the existence and identity of, and the amount of stock owned by, any shareholder, we are entitled to rely on the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of stock. A transfer from one member of a “public group” (as defined under Treasury Regulation Section 1.382 2T(f)(13)) to another member of the same public group does not increase the percentage of our stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

The transfer restrictions include the right to require a proposed transferee, as a condition to registration of a transfer of any stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of stock. The transfer restrictions also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by Section 382) in respect of our stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

Consequences of Prohibited Transfers. Any direct or indirect transfer attempted in violation of the NOL Protective Amendment would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise.

In addition to the purported transfer being void as of the date of the purported transfer, upon demand by the Company sent within 30 days of the date on which the Board determines that such transfer would result in stock purportedly acquired in violation of the transfer restrictions (“excess stock”), the purported transferee must transfer the excess stock to our agent along with any dividends or other distributions paid with respect to such excess stock within 30 days of such demand. Our agent is required to sell such excess stock in an arm’s length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any dividends or other distributions with respect to such excess stock received by our agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock at the time of the prohibited transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to one or more charitable organizations selected by the Board. If the excess stock is sold by the purported transferee before receiving the Company’s demand, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to our agent, along with any dividends or other distributions paid with respect to such excess stock (except to the extent we grant written permission to the purported transferee to retain a portion of such sales proceeds not exceeding the amount such purported transferee would have received from our agent had our agent sold such shares).

To the fullest extent permitted by law, any shareholder who knowingly violates the transfer restrictions, and any persons controlling, controlled by or under common control with such shareholder, will be jointly and severally liable for any and all damages suffered by the Company as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the Tax Benefits and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of stock which does not involve a transfer of “securities” of the Company within the meaning of Delaware law but which would cause any 4.99% shareholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 4.99% shareholder shall be required to dispose of any interest that is not a security of the Company, but such 4.99% shareholder and/or any Person whose ownership of securities of the Company is attributed to such 4.99% shareholder shall be deemed to have disposed of (and shall be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 4.99% shareholder, following such disposition, not to be in violation of the transfer restrictions, and such securities shall be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum aggregate amount payable to such 4.99% shareholder, or such other Person that was the direct holder of such excess stock, from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions. Our Board has the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions.

If the Board decides to grant a waiver, it may impose conditions on the acquirer or selling party. In addition, in the event of a change in law, the Board will be authorized to modify the applicable allowable percentage ownership interest (currently less than 4.99%) or modify any of the definitions, terms and conditions of the transfer restrictions or to eliminate the transfer restrictions; provided that the Board determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of the transfer restrictions is no longer reasonably necessary for such purpose, as applicable. Shareholders of the Company will be notified of any such determination through a filing with the SEC or such other method of notice as the secretary of the Company shall deem appropriate.

The Board may establish, modify, amend or rescind bylaws, regulations and procedures of the Company not inconsistent with the provisions of the NOL Protective Amendment for purposes of determining whether any transfer of stock would jeopardize the Company’s ability to preserve and use the Tax Benefits.

Expiration of the NOL Protective Amendment

The NOL Protective Amendment will expire on the earlier of (i) July 31, 2022, (ii) the repeal of Section 382 or any successor statute if the Board determines that the NOL Protective Amendment is no longer necessary for the preservation of the Tax Benefits, and (iii) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward. The Board is also permitted to accelerate the expiration date of the transfer restrictions in the event of a change in law if it determines by adopting a written resolution that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of the transfer restrictions is no longer reasonably necessary for the preservation of Tax Benefits, as applicable.

Anti-Takeover Effect. The basis for the transfer restrictions specified above is to preserve certain tax attributes of the Company. Such transfer restrictions could be deemed to have an “anti-takeover” effect because, among other things, it will restrict the ability of a person, entity, or group to accumulate 4.99% or more of the Company’s common stock and the ability of persons, entities, or groups now owning 4.99% or more of the common stock from acquiring additional common stock, without the approval of the Board. Such transfer restrictions could discourage or prohibit a merger, tender offer, proxy context or accumulations of substantial blocks of common stock for which some stockholders might receive a premium above market value. In addition, such transfer restrictions may delay the assumption of control by a holder of a large block of common stock and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of the Company’s stockholders.

Additional Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

In addition to shares of Series E Preferred Stock authorized in connection with our Fourth Amended Rights Agreement and our NOL Protective Amendment to our amended and restated certificate of incorporation, our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing our future takeover or change of control unless the takeover or change of control is approved by our board of directors. These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

•advance notice requirements for stockholder proposals and nominations;

•the authority of our board of directors to issue, without stockholder approval, certain series of preferred stock with such terms as the Board may determine;

•subject to the rights of the holders of any series of preferred stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of preferred stock), vacancies occurring on the Board for any reason may be filled by vote of a majority of the remaining members of the Board, although less than a quorum, at any meeting of the Board or the stockholders;

•our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; and

•special meetings of the Company’s stockholders may only be held upon the call of a majority of the Board then in office, the chairman of the Board or the chief executive officer of the Company, or by the secretary of the Company upon request in writing of the stockholder or stockholders holding of record at least 25% of the voting power of the issued and outstanding shares of stock of the Company entitled to vote at such meeting.

Anti-Takeover Effects of Certain Insurance Laws

The insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

Certain Definitions

“Person” means any individual, firm, corporation, business trust, joint stock company, partnership, trust association, limited liability company, limited partnership, or other entity, or any group of Persons making a “coordinated acquisition” of stock or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382 3(a)(1)(i), and shall include any successor (by merger or otherwise) of any such entity; provided, however, that a Person shall not mean a “public group” (as defined under Treasury Regulation Section 1.382 2T(f)(13)).

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built in loss” of the Company or any of its subsidiaries, within the meaning of Section 382 of the Code.

Description of the Company’s Debentures

The following description of our Debentures is a summary. You should keep in mind, however, that it is our Indenture, dated as of June 12, 2019, between the Company and U.S. Bank National Association, a national banking association (“U.S. Bank”), as trustee, as supplemented by the Second Supplemental Indenture, dated as of November 25, 2020 (as so supplemented, the “Indenture”), and not this summary, which define your rights as a security holder. There may be other provisions in the Indenture that are also important to you. We encourage you to read the Indenture for additional information.

General

The following is a description of certain of the specific terms of the Debentures.

The Debentures are traded on the New York Stock Exchange under the symbol “CNO PR A.”

The Debentures were initially issued in the aggregate principal amount of $150,000,000.

The Debentures are unsecured obligations of the Company and rank in right of payment and upon liquidation junior to our Senior Indebtedness and are pari passu with each other and any other future Indebtedness Ranking on a Parity with the Debentures. The Debentures are structurally subordinated to all liabilities of our subsidiaries. The Debentures do not limit us or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in right of payment and upon our liquidation to the Debentures.

The maturity date of the Debentures is November 25, 2060.

The Debentures were issued in a form of one or more fully registered global securities, without coupons, in denominations of $25 and multiples of $25 in excess thereof.

The Debentures are not redeemable at the option of the holder prior to maturity and will not benefit from any sinking fund.

Certain Definitions

“Indebtedness Ranking on a Parity with the Debentures” means the Indebtedness, whether outstanding on the date of the first issuance of the Debentures or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Debentures in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Debentures.

“Indebtedness” means (a) any obligation of, or any obligation guaranteed by, us for which we are responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (i) indebtedness for money borrowed, (ii) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (iii) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (v) all obligations under “keep-well” agreements required by insurance regulators or (vi) any obligation referred to in (i) through (v) above of other persons secured by any lien on any property or asset of the Company and (b) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the debentures or thereafter created, assumed or incurred.

“Indebtedness Ranking Junior to the Debentures” means any Indebtedness, whether outstanding on the date of the first issuance of the Debentures or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Debentures (and any Indebtedness Ranking on a Parity with the Debentures) in right of payment upon our dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Debentures.

“Senior Indebtedness” means all our existing and future senior indebtedness, including (i) our $500,000,000 aggregate principal amount of 5.250% Senior Notes due 2025 and (ii) $500,000,000 aggregate principal amount of 5.250% Senior Notes due 2029.

Interest and Principal

The Debentures bear interest at an annual rate of 5.125%.

We will pay interest on the Debentures quarterly in arrears on February 25, May 25, August 25, and November 25 of each year, subject to our right to defer the payment of interest on the Debentures, on one or more occasions, for up to five consecutive years. We will make interest payments on the Debentures to the holders of record at the close of business on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding such February 25, May 25, August 25, and November 25, whether or not a business day. However, interest that we pay on the maturity date or redemption date will be payable to the person to whom the principal will be payable.

Interest payments will include accrued interest from, and including, the original issue date (November 25, 2020), or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Interest not paid on any payment date will accrue and compound quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments and other unpaid amounts and compounded interest, as applicable and in each case to the extent permitted by applicable law.

Optional Interest Deferral

So long as no event of default has occurred and is continuing, we may, on one or more occasions, defer interest payments on the Debentures for one or more optional deferral periods of up to five consecutive years without giving rise to an event of default under the terms of the Debentures. A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the Debentures. During an optional deferral period, interest will continue to accrue on the Debentures, and deferred interest payments will accrue additional interest at the same rate, compounded quarterly as of each interest payment date to the extent permitted by applicable law. During an optional deferral period, we will be prohibited from paying current interest on the Debentures until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. No interest otherwise due during an optional deferral period will be due and payable on the Debentures until the end of such optional deferral period except upon an acceleration or redemption of the Debentures during such deferral period.

At the end of five years following the commencement of an optional deferral period, we must pay all accrued and unpaid deferred interest, including compounded interest. If, at the end of any optional deferral period, we have paid all deferred interest due on the Debentures, including compounded interest, we can again defer interest payments on the Debentures as described above.

We will provide to the trustee and the holders of the Debentures written notice of any deferral of interest at least three and not more than 60 business days prior to the applicable interest payment date. We have no present intention of exercising our right to defer payments of interest.

Payment Restrictions During a Deferral Period

After the commencement of an optional deferral period until we have paid all accrued and unpaid interest on the Debentures, we will not, and will not permit any of our subsidiaries to:

•declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (which includes Common Stock and Preferred Stock);

•make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures; or

•make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the Debentures;

other than:

•dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock;

•any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

•as a result of a reclassification of any series or class of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock;

•the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or our satisfaction of our obligations under any dividend reinvestment plan or our director, officer, agent, consultant or employee stock purchase plans;

•any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our Indebtedness for any class or series of our capital stock;

•purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the optional deferral period; and

•payment of current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on our Indebtedness Ranking on a Parity with the Debentures and the Debentures and (ii) payment of principal or current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause us to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

Optional Redemption

We may elect to redeem the Debentures:

•in whole at any time or in part from time to time on or after November 25, 2025, at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain outstanding after giving effect to such redemption;

•in whole, but not in part, at any time prior to November 25, 2025, within 90 days of the occurrence of a “tax event” or a “regulatory capital event” at a redemption price equal to their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption; or

•in whole, but not in part, at any time prior to November 25, 2025, within 90 days of the occurrence of a “rating agency event” at a redemption price equal to 102% of their principal amount plus any accrued and unpaid interest to, but excluding, the date of redemption.

Certain Definitions

“Tax event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the law or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the Debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the Debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes.

“Regulatory capital event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the Debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

“Rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.

Consolidation, Merger or Sale

The Indenture provides that we cannot consolidate or merge with or into, or sell, lease, transfer or otherwise dispose of all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless:

•we will be the continuing entity; or

•the successor person is a corporation, trust, limited liability company, partnership or other entity organized under the laws of the United States or any State thereof or the District of Columbia that expressly assumes our obligations under the Debentures and the Indenture.

In addition, we cannot complete such transaction unless immediately after completing the transaction, no event of default under the Indenture, and no event which, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing. When the successor person has assumed our obligations under Debentures and the Indenture, we shall not be discharged from all our obligations under the Debentures and the Indenture except in the case of the sale of all of our assets.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or sale, lease or transfer or other disposition of all or substantially all of our assets.

Events of Default

An event of default with respect to the Debentures will occur only upon certain events of our bankruptcy, insolvency or receivership (as specified in the Indenture).

The Indenture refers to breaches that are not events of default as defaults. They include, among other things:

•the failure to pay interest, including compounded interest, in full the Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any deferral period if such deferral period has not ended prior to the conclusion of such five-year period;

•the failure to pay principal of or premium, if any, on, or additional amounts with respect to, the Debentures when due; or

•the failure to comply with our covenants or agreements under the Indenture or the Debentures.

A default also includes, for example, a failure to pay interest when due if we do not give a timely written notice of our election to commence or continue a deferral period. If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest when due, any holder of the Debentures may seek to enforce our obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no default arises from our non-payment of interest on such interest payment date.

The Indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after it becomes actually known to a responsible officer of the trustee. However, except in the case of a default in payment on the Debentures, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the Indenture occurs, the entire principal amount of the Debentures will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the Debentures. There is no right of acceleration in the case of any payment default or other breaches of covenants under the Indenture or the Debentures. Notwithstanding the foregoing, in the case of a default in the payment of principal of or interest on the Debentures including any compound interest (and, in the case of payment of deferred interest, such failure to pay will have continued for 30 calendar days after the conclusion of the deferral period), the holder of the Debentures may, or, if directed by the holders of a majority in principal amount of the Debentures, the trustee will, subject to the conditions set forth in the Indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we fail to make payment thereof upon demand.

The holders of a majority in aggregate principal amount of the outstanding Debentures may waive any past default, except:

•a default in payment of principal or interest, or any additional amounts; or

•a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holders of all outstanding Debentures.

The holders of a majority in principal amount of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the Indenture.

We are required to deliver a written statement to the trustee each year that states, to the knowledge of the officer making such statement, whether we have complied with all conditions and covenants under the terms of the Indenture.

The trustee will have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any holders of the Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the trustee is directed to exercise such remedies by the holders of a majority in principal amount of the Debentures pursuant to and subject to the conditions of the Indenture. In connection with any such exercise of remedies, the trustee will be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an event of default.

Discharge, Defeasance and Covenant Defeasance

Discharge. The Indenture provides that we may be discharged from any and all obligations in respect of the Debentures. We will be so discharged if the Debentures either have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of any Debentures denominated in a single currency other than U.S. dollars, foreign government obligations, that will provide money in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Debentures not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, in accordance with the terms of the Indenture and the Debentures.

Legal Defeasance. The Indenture provides that we may be discharged from any and all obligations in respect of the Debentures (except for certain obligations to register the transfer or exchange of the Debentures, to replace stolen, lost or mutilated Debentures, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of Debentures denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debentures on the stated maturity of those payments in accordance with the terms of the Indenture and the Debentures.

This defeasance may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders and beneficial owners of the Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

Defeasance of Certain Covenants. The Indenture provides that, upon compliance with certain conditions:

•we may omit to comply with the covenant described under the heading “Consolidation, Merger or Sale” and certain other covenants set forth in the Indenture; and

•any omission to comply with those covenants will not constitute a default or an event of default with respect to the Debentures or covenant defeasance.

The conditions include:

•depositing with the trustee money and/or U.S. government obligations or, in the case of Debentures denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money;

•in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on, and any mandatory sinking fund payments in respect of the Debentures on the stated maturity of those payments in accordance with the terms of the Indenture and the Debentures; and

•delivering to the trustee an opinion of counsel to the effect that the holders and beneficial owners of the Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the Debentures and the Debentures are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the Debentures at the time of their stated maturity but may not be sufficient to pay amounts due on Debentures at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Book-Entry and Settlement

The Debentures were issued in book-entry form and represented by one or more global debentures. Beneficial interests in the global debentures are represented through book-entry accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global debenture through either DTC (in the United States) or Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn hold such interests in customers’ securities accounts in U.S. depositaries’ names on the books of DTC.

Trustee and Paying Agent

U.S. Bank is the trustee under the Indenture governing the Debentures and acts as the paying agent for the Debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank or its affiliates.

Governing Law

The Debentures and the Indenture are governed by, and construed in accordance with, the laws of the State of New York.